Exhibit 10.1

BAIDU, INC.

2026 SHARE INCENTIVE PLAN

ARTICLE 1

PURPOSE

The purpose of this 2026 Share Incentive Plan (the “Plan”) is to promote the success and enhance the value of Baidu, Inc., a company incorporated under the laws of the Cayman Islands (the “Company”) by linking the personal interests of the members of the Eligible Participants to those of the Company’s shareholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to the Company’s shareholders. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of members of the Eligible Participants upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent.

ARTICLE 2

DEFINITIONS AND CONSTRUCTION

Wherever the following terms are used in the Plan, they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.

2.1	“ADS” means an American depositary share, each representing eight (8) Shares, as may be adjusted from time to time.

2.2

“Applicable Laws” means (i) the laws of the Cayman Islands, the laws of Hong Kong, as they relate to the Company and its Shares; (ii) the legal requirements relating to the Plan and the Awards under applicable provisions of the corporate, securities, tax and other laws, rules, regulations and government orders; and (iii) the rules of any applicable stock exchange (including the Hong Kong Listing Rules), of any jurisdiction applicable to Awards granted to residents therein.

2.3	“Award” means an Option, Restricted Share, Restricted Share Unit or any other form of award granted to a Participant pursuant to the Plan.

2.4	“Award Agreement” means any written agreement, contract, or other instrument or document evidencing an Award, including through electronic medium.

2.5	“Board” means the Board of Directors of the Company from time to time.

2.6	“Code” means the Internal Revenue Code of 1986 of the United States, as amended.

2.7	“Committee” means the committee of the Board described in Article 10.

2.8

“Consultant” means any consultant or adviser if: (a) the consultant or adviser renders bona fide services to the Group on matters such as (but not limited to) technology, business operation, business development, finance and strategic planning services; (b) the services rendered by the consultant or adviser are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities; (c) the consultant or adviser is a natural person who has contracted directly with the Group to render such services; and (d) such services from the Consultant are on a continuing or recurring basis in the Group’s ordinary and usual course of business and which are in the interests of the long term growth of the Group, as determined by the Committee and in accordance with Rule 17.03A(1) of the Hong Kong Listing Rules. In assessing whether a Consultant provides services to the Group on a continuing and recurring basis, the Committee shall take into consideration the length and type of services provided and the recurrence and regularity of such services, and will benchmark such metrics against the performance of the employees, officers and directors of the Group to whom the Group provides equity incentives, while taking into account the purpose of this Plan and the objectives in engaging the Consultant. For the avoidance of doubt, (i) placing agents or financial advisers providing advisory services for fundraising, mergers or acquisitions, or (ii) professional service providers such as auditors or valuers who provide assurance or are required to perform their services with impartiality and objectivity, may not be Consultants for the purposes of this Plan.

2.9	“Consultant Sublimit” means the sublimit applicable to Consultants under Section 3.1(a) of the Plan.

2.10

“Corporate Transaction” means any of the following transactions or occurrences, provided, however, that the Committee shall determine whether multiple transactions are related, and its determination shall be final, binding and conclusive:

(a)

an amalgamation, arrangement, consolidation or scheme of arrangement (i) in which the Company is not the surviving entity, except for any such transaction the principal purpose of which is to change the jurisdiction in which the Company is incorporated or (ii) following which the holders of the voting securities of the Company do not continue to hold more than fifty percent (50%) of the combined voting power of the voting securities of the surviving entity;

(b)

the sale, transfer or other disposition of all or substantially all of the assets of the Company (including the capital stock or other equity securities of the Company’s Subsidiaries and Related Entities);

(c)	the completion of a voluntary or insolvent liquidation or dissolution of the Company;

(d)

the direct or indirect acquisition by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities possessing at least fifty percent (50%) of the total combined voting power of the Company’s outstanding securities; or

(e)

the individuals who, as of the Effective Date, are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least fifty percent (50%) of the Board; provided that if the election, or nomination for election by the Company’s shareholders, of any new member of the Board is approved by the Incumbent Board pursuant to then the effective Articles of Association of the Company, such new member of the Board shall be considered as a member of the Incumbent Board.

2.11	“Director” means a director of the Company.

2.12

“Disability” means that the Participant qualifies to receive long-term disability payments under the Group’s long-term disability insurance program, as it may be amended from time to time, to which the Participant provides services regardless of whether the Participant is covered by such policy. If the Group’s entity to which the Participant provides service does not have a long-term disability plan in place, “Disability” means that a Participant is unable to carry out the responsibilities and functions of the position held by the Participant by reason of any medically determinable physical or mental impairment for a period of not less than 180 consecutive days. A Participant will not be considered to have incurred a Disability unless he or she furnishes proof of such impairment sufficient to satisfy the Committee in its discretion.

2.13	“Effective Date” shall have the meaning set forth in Section 11.1.

2.14	“Eligible Participants” means Employees, directors and employees of the Related Entities and Consultants.

2.15

“Employee” means any person, including an officer or member of the Board of the Company or any Subsidiary of the Company, who is in the employment of the Group (whether full-time or part-time, and includes a person who is granted an Award as an inducement to enter into an employment relationship with the Group), subject to the control and direction of the Group as to both the work to be performed and the manner and method of performance. The payment of a director’s fee by the Group shall not be sufficient to constitute “employment” by the Group.

2.16	“Exchange Act” means the Securities Exchange Act of 1934 of the United States, as amended.

2.17	“Fair Market Value” means, as of any date, the value of Shares determined as follows:

(a)

If the Shares are listed on one or more established and regulated stock exchanges or national market systems, including without limitation, The Nasdaq Stock Market and the Hong Kong Stock Exchange, its Fair Market Value shall be the closing sales price for such shares (or the closing bid, if no sales were reported) as quoted on the principal exchange or system on which the Shares are listed (as determined by the Committee) on the last trading date, on which such closing sales price or closing bid was reported, prior to the date of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable;

(b)

If the Shares are regularly quoted on an automated quotation system (including the OTC Bulletin Board) or by a recognized securities dealer, its Fair Market Value shall be the closing sales price for such shares as quoted on such system or by such securities dealer on the date of determination, but if selling prices are not reported, the Fair Market Value of a Share shall be the mean between the high bid and low asked prices for the Shares on the date of determination (or, if no such prices were reported on that date, on the last date such prices were reported), as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

(c)

In the absence of an established market for the Shares of the type described in (a) and (b), above, the Fair Market Value thereof shall be determined by the Committee in good faith and in its discretion by reference to (i) the placing price of the latest private placement of the Shares and the development of the Company’s business operations and the general economic and market conditions since such latest private placement, (ii) other third party transactions involving the Shares and the development of the Company’s business operation and the general economic and market conditions since such sale, (iii) an independent valuation of the Shares, or (iv) such other relevant methodologies or information as the Committee determines to be indicative of Fair Market Value.

2.18	“Good Reason” means the occurrence after a Corporate Transaction of any of the following events or conditions unless consented to by the Participant:

(a)

a decrease in the Participant’s base salary and/or a material decrease in his or her standard management bonus plan or employee benefits as in effect at any time within six (6) months preceding the date of a Corporate Transaction or at any time thereafter;

(b)

a material adverse change in the Participant’s title, authority, responsibilities or duties, as measured against his or her title, authority, responsibilities or duties immediately prior to such change, as in effect at any time within six (6) months preceding the date of a Corporate Transaction or at any time thereafter;

(c)

the imposition of a requirement that such Participant relocate more than sixty (60) miles from his or her current primary residence, or that the principal place of business of the Company be relocated more than sixty (60) miles from the city of Beijing, China; or

(d)	death or Disability of the Participant.

2.19	“Group” means the Company and its Subsidiaries.

2.20	“Hong Kong Listing Rules” means the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited, as amended from time to time.

2.21	“Hong Kong Stock Exchange” means The Stock Exchange of Hong Kong Limited.

2.22	“Incentive Share Option” means an Option that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

2.23	“Independent Director” means a member of the Board who qualifies as an “independent director” as defined under the Nasdaq Marketplace Rules.

2.24	“Nasdaq” means the Nasdaq Global Select Market.

2.25	“Non-Qualified Share Option” means an Option that is not intended to be an Incentive Share Option.

2.26

“Option” means a right granted to a Participant pursuant to Article 6 of the Plan to purchase a specified number of Shares at a specified price during specified time periods. An Option may be either an Incentive Share Option or a Non-Qualified Share Option.

2.27	“Participant” means a person who, as an Eligible Participant, has been granted an Award pursuant to the Plan.

2.28	“Parent” means a parent corporation under Section 424(e) of the Code.

2.29	“Plan” means this 2026 Share Incentive Plan, as it may be amended from time to time.

2.30

“Related Entity” means holding company(ies) of the Company, the fellow subsidiaries (other than the Company or any Subsidiary) or associated companies of the Company, as permitted under Chapter 17 of the Hong Kong Listing Rules.

2.31	“Restricted Share” means a Share awarded to a Participant pursuant to Article 7 that is subject to certain restrictions and may be subject to risk of forfeiture.

2.32	“Restricted Share Unit” means the right granted to a Participant pursuant to Article 7 to receive a Share at a future date.

2.33	“Scheme Limit” means the limit with respect to Awards under Section 3.1(a) of the Plan.

2.34	“Securities Act” means the Securities Act of 1933 of the United States, as amended.

2.35

“Shareholder Approval” means the approval by shareholders of the Company at general meeting in respect of the adoption of the Plan or a refreshment of the Scheme Limit and/or the Consultant Sublimit, as required under Chapter 17 of the Hong Kong Listing Rules.

2.36	“Shares” means Class A Ordinary Shares, par value US$0.000000625 per share, of the Company, and such other securities of the Company that may be substituted for Shares pursuant to Article 9.

2.37

“Subsidiary” means any corporation or other entity of which a majority of the outstanding voting shares or voting power is beneficially owned directly or indirectly by the Company through ownership, by contract or otherwise.

2.38	“substantial shareholder” has the meaning ascribed to it under the Hong Kong Listing Rules.

2.39	“Treasury Share” shall have the same meaning as ascribed to it under Chapter 1 of the Hong Kong Listing Rules.

ARTICLE 3

SHARES SUBJECT TO THE PLAN

3.1	Number of Shares.

(a)

Subject to the provisions of Article 9 and Section 3.1(b), the maximum aggregate numberof Shares which may be issued pursuant to all Awards under the Plan together with the number of Shares which may be issued pursuant to all options and awards to be granted under any other share incentive plans of the Company shall be ten percent (10%) of the total number of Class A and Class B ordinary shares of the Company in issue (excluding Treasury Shares) as at the date of the Shareholder Approval (“Scheme Limit”). Within the Scheme Limit, the maximum aggregate number of Shares which may be issued pursuant to all Awards to be granted under this Plan to Consultants shall be zero point five percent (0.5%) of the total number of Class A and Class B ordinary shares of the Company in issue (excluding Treasury Shares) as at the date of the Shareholder Approval (the “Consultant Sublimit”).

(b)

To the extent that an Award terminates, expires, or lapses for any reason, or is settled in cash and not Shares, then any Shares subject to the Award shall again be available for the grant of an Award pursuant to the Plan. To the extent permitted by Applicable Laws, Shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form or combination by the Company or any Parent or Subsidiary of the Company shall not be counted against Shares available for grant pursuant to the Plan. Shares delivered by the Participant or withheld by the Company upon the exercise of any Award under the Plan, in payment of the exercise price thereof or tax withholding thereon, may again be optioned, granted or awarded hereunder, subject to the limitations of Section 3.1(a). If any Restricted Shares are forfeited by the Participant or repurchased by the Company, such Shares may again be optioned, granted or awarded hereunder, subject to the limitations of Section 3.1(a). Notwithstanding the provisions of this Section 3.1(b), no Shares may again be optioned, granted or awarded if such action would cause an Incentive Share Option to fail to qualify as an incentive share option under Section 422 of the Code.

(c)

For purposes of Section 3.1(a), Shares covered by an Award that is cancelled shall, where required under the Hong Kong Listing Rules, be counted as used and shall not return back to the Scheme Limit (or the Consultant Sublimit). For the avoidance of doubt, Shares covered by an Award that is forfeited or has lapsed shall not be counted as used and may return back to the Scheme Limit (or the Consultant Sublimit).

3.2

Shares Distributed. Any Shares distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or treasury Shares (subject to Applicable Laws). Shares allotted and issued pursuant to an Award shall rank pari passu in all respects with, and be identical to, the Shares in issue on the date of allotment and issue. Additionally, in the discretion of the Committee, American Depository Shares in an amount equal to the number of Shares which otherwise would be distributed pursuant to an Award may be distributed in lieu of Shares in settlement of any Award. If the number of Shares represented by an American Depository Share is other than on a one-to-one basis, the limitations of Section 3.1 shall be adjusted to reflect the distribution of American Depository Shares in lieu of Shares.

ARTICLE 4

ELIGIBILITY AND PARTICIPATION

4.1	Eligibility. Persons eligible to participate in this Plan include Eligible Participants, as determined by the Committee.

4.2

Participation. Subject to the provisions of the Plan, the Committee may, from time to time, select from among all eligible individuals, those to whom Awards shall be granted and shall determine the nature and amount of each Award. No individual shall have any right to be granted an Award pursuant to this Plan.

4.3

Jurisdictions. In order to assure the viability of Awards granted to Participants employed in various jurisdictions, the Committee may provide for such special terms as it may consider necessary or appropriate to accommodate differences in local law, tax policy, or custom applicable in the jurisdiction in which the Participant resides or is employed. Moreover, the Committee may approve such supplements to, or amendments, restatements, or alternative versions of, the Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of the Plan as in effect for any other purpose; provided, however, that no such supplements, amendments, restatements, or alternative versions shall increase the share limitations contained in Section 3.1 of the Plan. Notwithstanding the foregoing, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate any Applicable Laws.

ARTICLE 5

RESTRICTIONS ON GRANTS

5.1

The Company shall not make grants of the following Awards during the following restricted periods: (a) When the Company is in possession of inside information or material non-public information and until (and including) the next trading day after publication of such information: any Award. (b) Within 30 days before the date (or such date that is first notified to the Hong Kong Stock Exchange under the Hong Kong Listing Rules) that the Board approves the annual, interim or quarterly results of the Company and until (and including) the publication of such results: any Award. (c)(i) Within 30 days before the date that the Board approves the interim or quarterly results of the Company and until (and including) the date of the results announcement; and (ii) within 60 days before the date that the Board approves the annual results of the Company and until (and including) the date of the results announcement: any Award granted to (x) a Director or chief executive of the Company; or (y) any person whose dealings in Shares are deemed attributable to a Director or chief executive of the Company under the Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong).

5.2

The Company shall not make grants of the following Awards without the additional approvals set out below: (i) To any Eligible Participant if the new grant would result in the Shares issued and to be issued pursuant to all grants made to that participant within the previous 12-month period (on a rolling basis) to represent in aggregate over 1% of the total issued and outstanding Class A and Class B ordinary shares of the Company (excluding Treasury Shares) at the time of the new grant: the Company’s shareholders’ approval at general meeting is required, and the participant and his/her close associates (or, if the participant is a connected person, his/ her associates), as defined in the Hong Kong Listing Rules, must abstain from voting. (ii) To the Company’s Director, chief executive or substantial shareholder, or any of their respective associates (as defined under the Hong Kong Listing Rules): the approval of the independent non-executive Directors of the Company (excluding any independent non-executive Director who is the grantee of the Awards) is required. (iii) Additionally: a new grant of a Restricted Share Unit to a Company’s Director (other than independent non-executive Director) or chief executive, or any of their respective associates, which results in the Shares issued and to be issued pursuant to all Restricted Share Units granted to that participant within the previous 12-month period to represent in aggregate over 0.1% of the total issued and outstanding Class A and Class B ordinary shares of the Company (excluding Treasury Shares); or a new grant of an Award to a Company’s independent non-executive Director or substantial shareholder, or any of their respective associates, which results in the Shares issued and to be issued pursuant to all Awards granted to that participant within the previous 12-month period to represent in aggregate over 0.1% of the total issued and outstanding Class A and Class B ordinary shares of the Company (excluding Treasury Shares): the Company’s shareholders’ approval at general meeting is required, and the participant and his/her associates, and all core connected persons of the Company, as defined in the Hong Kong Listing Rules, must abstain from voting.

ARTICLE 6

OPTIONS

6.1	General. The Committee is authorized to grant Options to Participants on the following terms and conditions:

(a)

Exercise Price. The exercise price per Share subject to an Option shall be determined by the Committee and set forth in the Award Agreement; provided, however that the exercise price per Share subject to an Option shall be determined by the Committee and set forth in the Award Agreement which may be a fixed or variable price related to the Fair Market Value of the Shares; provided, however, that no Option may be granted to an individual subject to taxation in the United States at less than the Fair Market Value on the date of grant. Notwithstanding any other terms of the Plan, so long as the Company is a primary listed issuer on the Hong Kong Stock Exchange, the exercise price per Share shall not be lower than: (x) for Options exercisable into Shares (which may be denominated in Hong Kong dollars or U.S. dollars, at the Company’s discretion): the higher of (I) the closing price of the Shares as stated in the Hong Kong Stock Exchange’s daily quotations sheet on the date of grant, which must be a business day in Hong Kong, and (II) the average closing price of the Shares as stated in the Hong Kong Stock Exchange’s daily quotations sheets for the five business days immediately preceding the date of grant (the “HKD Minimum Exercise Price”); and (y) for Options exercisable into ADSs: the higher of (I) the closing price of ADSs on the Nasdaq on the date of grant, which must be a Nasdaq trading day, and (II) the average closing price of the ADSs on the Nasdaq for the five Nasdaq trading days immediately preceding the date of grant (the “USD Minimum Exercise Price”). The exercise price of options exercisable into ADSs will comply with the USD Minimum Exercise Price and be denominated in U.S. dollars. The exercise price shall not be subject to downward adjustment except pursuant to adjustments under Article 9 in the event of changes in capital structure.

(b)

Time and Conditions of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part, including exercise prior to vesting; provided that the term of any Option granted under the Plan shall not exceed ten years, except as provided in Section 12.1. The Committee shall also determine the conditions, if any, that must be satisfied before all or part of an Option may be exercised.

(c)

Payment. The Committee shall determine the methods by which the exercise price of an Option may be paid, the form of payment, including, without limitation (i) cash or check denominated in U.S. Dollars, (ii) to the extent permissible under the Applicable Laws, cash or check in Chinese Renminbi, (iii) cash or check denominated in any other local currency as approved by the Committee, (iv) Shares held for such period of time as may be required by the Committee in order to avoid adverse financial accounting consequences and having a Fair Market Value on the date of delivery equal to the aggregate exercise price of the Option or exercised portion thereof, (v) the delivery of a notice that the Participant has placed a market sell order with a broker with respect to Shares then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the Option exercise price; provided that payment of such proceeds is then made to the Company upon settlement of such sale, (vi) other property acceptable to the Committee with a Fair Market Value equal to the exercise price, or (vii) any combination of the foregoing. Notwithstanding any other provision of the Plan to the contrary, no Participant shall be permitted to pay the exercise price of an Option in any method which would violate Applicable Law, including without limitation Section 13(k) of the Exchange Act.

(d)

Evidence of Grant. All Options shall be evidenced by an Award Agreement between the Company and the Participant. The Award Agreement shall include such additional provisions as may be specified by the Committee.

6.2

Incentive Share Options. Incentive Share Options may be granted to Employees of the Company or a Parent or Subsidiary of the Company. Incentive Share Options may not be granted to Employees of a Related Entity or to Independent Directors or Consultants. The terms of any Incentive Share Options granted pursuant to the Plan, in addition to the requirements of Section 6.1, must comply with the following additional provisions of this Section 6.2:

(a)	Expiration of Option. An Incentive Share Option may not be exercised to any extent by anyone after the first to occur of the following events:

(i)	Ten years from the date it is granted, unless an earlier time is set in the Award Agreement;

(ii)	Three months after the Participant’s termination of employment as an Employee other than for Disability or death; and

(iii)

One year after the date of the Participant’s termination of employment or service on account of Disability or death. Upon the Participant’s Disability or death, any Incentive Share Options exercisable at the Participant’s Disability or death may be exercised by the Participant’s legal representative or representatives, by the person or persons entitled to do so pursuant to the Participant’s last will and testament, or, if the Participant fails to make testamentary disposition of such Incentive Share Option or dies intestate, by the person or persons entitled to receive the Incentive Share Option pursuant to the applicable laws of descent and distribution.

(b)

Individual Dollar Limitation. The aggregate Fair Market Value (determined as of the time the Option is granted) of all Shares with respect to which Incentive Share Options are first exercisable by a Participant in any calendar year may not exceed US$100,000 or such other limitation as imposed by Section 422(d) of the Code, or any successor provision. To the extent that Incentive Share Options are first exercisable by a Participant in excess of such limitation, the excess shall be considered Non-Qualified Share Options.

(c)

Exercise Price. The exercise price of an Incentive Share Option shall be equal to the Fair Market Value on the date of grant. However, the exercise price of any Incentive Share Option shall be granted to any individual who, at the date of grant, owns Shares possessing more than ten percent (10%) of the total combined voting power of all classes of shares of the Company only if such Option is granted at a price that is not less than 110% of Fair Market Value on the date of grant and the Option is exercisable for no more than five years from the date of grant.

(d)

Transfer Restriction. The Participant shall give the Company prompt notice of any disposition of Shares acquired by exercise of an Incentive Share Option within (i) two years from the date of grant of such Incentive Share Option or (ii) one year after the transfer of such Shares to the Participant.

(e)	Expiration of Incentive Share Options. No Award of an Incentive Share Option may be made pursuant to this Plan after the tenth anniversary of the Effective Date.

(f)	Right to Exercise. During a Participant’s lifetime, an Incentive Share Option may be exercised only by the Participant.

ARTICLE 7

RESTRICTED SHARES AND RESTRICTED SHARE UNITS

7.1

Grant of Restricted Shares. The Committee is authorized to make Awards of Restricted Shares and/or Restricted Share Units to any Participant selected by the Committee in such amounts and subject to such terms and conditions as determined by the Committee. All Awards of Restricted Shares shall be evidenced by an Award Agreement.

7.2

Issuance and Restrictions. Restricted Shares shall be subject to such restrictions on transferability and other restrictions as the Committee may impose (including, without limitation, limitations on the right to vote Restricted Shares or the right to receive dividends on the Restricted Shares). These restrictions may lapse separately or in combination at such times, pursuant to such circumstances, in such installments, or otherwise, as the Committee determines at the time of the grant of the Award or thereafter.

7.3

Forfeiture/Repurchase. Except as otherwise determined by the Committee at the time of the grant of the Award or thereafter, upon termination of employment or service during the applicable restriction period, Restricted Shares that are at that time subject to restrictions shall be forfeited or repurchased in accordance with the Award Agreement; provided, however, that the Committee may (a) provide in any Restricted Share Award Agreement that restrictions or forfeiture and repurchase conditions relating to Restricted Shares will be waived in whole or in part in the event of terminations resulting from specified causes, and (b) in other cases waive in whole or in part restrictions or forfeiture and repurchase conditions relating to Restricted Shares.

7.4

Certificates for Restricted Shares. Restricted Shares granted pursuant to the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Shares are registered in the name of the Participant, certificates must bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Shares, and the Company may, at its discretion, retain physical possession of the certificate until such time as all applicable restrictions lapse.

7.5

Restricted Share Units. At the time of grant, the Committee shall specify the date or dates on which the Restricted Share Units shall become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate. At the time of grant, the Committee shall specify the maturity date applicable to each grant of Restricted Share Units which shall be no earlier than the vesting date or dates of the Award and may be determined at the election of the grantee. On the maturity date, the Company shall, subject to Sections 8.10 and 8.11, transfer to the Participant one unrestricted, fully transferable Share for each Restricted Share Unit scheduled to be paid out on such date and not previously forfeited.

ARTICLE 8

PROVISIONS APPLICABLE TO AWARDS

8.1

Award Agreement. Awards under the Plan shall be evidenced by Award Agreements that set forth the terms, conditions and limitations for each Award which may include the term of an Award, the provisions applicable in the event the Participant’s employment or service terminates, and the Company’s authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind an Award.

8.2	Grant price. Unless otherwise specified in the Award Agreement, no amount shall be payable by a Participant on the application for or acceptance of an Award.

8.3

Vesting Period. The overall vesting period for each grant shall not be less than 12 months from the date of grant, except as permitted under Applicable Laws. For the avoidance of doubt: for Awards granted to Employees, the overall vesting period for a particular grant may be shorter than 12 months from the grant date in the following circumstances: (i) grants of “make whole” Awards to a new Employee to replace share awards such Employee forfeited when leaving their previous employer; (ii) grants to an Employee whose employment is terminated due to death or disability or occurrence of any out of control event; (iii) grants of Awards which are subject to the fulfilment of performance targets; (iv) grants of Awards that are made in batches during a year for administrative and/or compliance requirements; (v) grants of Awards with a mixed or accelerated vesting schedule such that the Awards vest evenly over a period of 12 months; or (vi) grants of Awards with a total vesting and holding period of more than 12 months.

8.4

Limits on Transfer. No right or interest of a Participant in any Award may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company or a Subsidiary, or shall be subject to any lien, obligation, or liability of such Participant to any other party other than the Company or a Subsidiary. Awards shall be personal to the Participant and shall not be assignable or transferable, except in circumstances where the written consent of the Company has been obtained and a waiver has been granted by the Hong Kong Stock Exchange for such transfer under the circumstances set out in the note to Rule 17.03(17) of the Hong Kong Listing Rules in compliance with the requirements of the Hong Kong Listing Rules and provided that any such transferee agrees to be bound by the terms of the Plan and the Award Agreement (where relevant) as if the transferee were the Participant.

8.5

Performance Targets. Subject to the terms of the Plan, the Committee shall determine the provisions, terms, and conditions of each Award including performance criteria. The performance criteria established by the Committee may be based on any one of, or combination of, the following: (i) increase in share price, (ii) earnings per share, (iii) total shareholder return, (iv) operating margin, (v) gross margin, (vi) return on equity, (vii) return on assets, (viii) return on investment, (ix) operating income, (x) net operating income, (xi) pre-tax profit, (xii) cash flow, (xiii) revenue, (xiv) expenses, (xv) earnings before interest, taxes and depreciation, (xvi) economic value added, (xvii) market share, or (xviii) such other performance criteria determined by the Committee. Awards may be granted to Eligible Participants without performance targets, including but not limited to, where the Committee is of the view that an additional performance target is not necessary in light of the actual circumstances of the particular Eligible Participant.

8.6

Cancellation of Awards. The Committee may cancel any Award granted but not vested from time to time with the consent of and on such terms as may be agreed with the relevant Participant; provided that a grant of new Awards to the same Participant whose Awards have been cancelled may only be made if there are unissued Awards available under the Scheme Limit and in compliance with the terms of the Plan.

8.7

Lapse of Awards. Without prejudice to the authority of the Committee to provide additional situations in which an Award shall lapse in the terms of the Award Agreement, an Award shall lapse automatically (to the extent not already vested and, where relevant, exercised) on the earliest of: (a) the grant of the Award has not been accepted by the Participant in the manner prescribed; (b) any Awards scheduled to vest at the end of that vesting period but that did not vest due to, for example, the Participant not satisfying the performance criteria, shall lapse in such number and manner as specified in the Award Agreement; (c) the expiry of any applicable exercise period for an Option; (d) when the clawback mechanism under this Plan has been triggered; (e) following a determination by the Board of such lapse; and (f) the Participant transfers the Award in breach of the transferability provisions. Lapsed Awards will not be regarded as utilized for the purpose of calculating the Scheme Limit and Consultant Sublimit.

8.8

Clawback. In the event that: (i) a Participant ceases to be an Eligible Participant by reason of the termination of the Participant’s employment or direct/indirect contractual engagement with the Group or a Related Entity for cause or without notice or with payment in lieu of notice; (ii) a Participant has been charged, penalized or convicted of a civil or criminal offence involving the Participant’s integrity or honesty; (iii) in the reasonable opinion of the Board or the Committee, a Participant has engaged in serious misconduct, including with respect to a policy or code of or other agreement with the Group, or breaches the terms of the Plan in any material respect; or (iv) in the reasonable opinion of the Board or the Committee, the grant of an Award to the Participant is no longer determined to be appropriate and aligned with the purpose of the Plan, the Committee may make a determination at its absolute discretion that: (A) any Awards granted to that Participant but not yet exercised or transferred shall immediately lapse, regardless of whether such Awards have vested or not, and/or (B) with respect to any Shares delivered to that Participant or amount paid to that Participant, the Participant shall be required to transfer back to the Company or its nominee (1) the equivalent number of Shares, (2) an amount in cash equal to the market value of such Shares or amount paid, or (3) a combination of (1) and (2).

8.9

Beneficiaries. Notwithstanding Section 8.4, a Participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Award Agreement applicable to the Participant, except to the extent the Plan and Award Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Committee. If the Participant is married and resides in a community property jurisdiction, a designation of a person other than the Participant’s spouse as his or her beneficiary with respect to more than 50% of the Participant’s interest in the Award shall not be effective without the prior written consent of the Participant’s spouse. If no beneficiary has been designated or survives the Participant, payment shall be made to the person entitled thereto pursuant to the Participant’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time provided the change or revocation is filed with the Committee.

8.10

Share Certificate. Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates evidencing Shares pursuant to the exercise of any Award, unless and until the Board has determined, with advice of counsel, that the issuance and delivery of such Shares is in compliance with all Applicable Laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the Shares are listed or traded. All Share certificates delivered pursuant to the Plan are subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with all Applicable Laws, and the rules of any national securities exchange or automated quotation system on which the Shares are listed, quoted, or traded. The Committee may place legends on any Share certificate to reference restrictions applicable to the Share. In addition to the terms and conditions provided herein, the Board may require that a Participant make such reasonable covenants, agreements, and representations as the Board, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements. The Committee shall have the right to require any Participant to comply with any timing or other restrictions with respect to the settlement or exercise of any Award, including a window-period limitation, as may be imposed in the discretion of the Committee.

8.11

Paperless Administration. Subject to Applicable Laws, the Committee may make Awards, provide applicable disclosure and procedures for exercise of Awards by an internet website or interactive voice response system for the paperless administration of Awards.

8.12

Foreign Currency. A Participant may be required to provide evidence that any currency used to pay the exercise price of any Award was acquired and taken out of the jurisdiction in which the Participant resides in accordance with Applicable Laws, including foreign exchange control laws and regulations. In the event the exercise price for an Award is paid in Chinese Renminbi or other foreign currency, as permitted by the Committee, the amount payable will be determined by conversion from U.S. dollars at the official rate promulgated by the People’s Bank of China for Chinese Renminbi, or for jurisdictions other than the People’s Republic of China, the exchange rate as selected by the Committee on the date of exercise.

ARTICLE 9

CHANGES IN CAPITAL STRUCTURE

9.1

Adjustments. In the event of any capitalisation issue, rights issue, sub-division or consolidation of shares or reduction of capital of Company, the Committee shall make such proportionate and equitable adjustments, if any, to reflect such change with respect to (a) the aggregate number and type of shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Section 3.1 and substitutions of shares in a parent or surviving company); (b) the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto); and (c) the grant or exercise price per share for any outstanding Awards under the Plan. The form and manner of any such adjustments shall be determined by the Committee in its sole discretion.

Unless otherwise determined by the Committee, the following default rules would apply: (a) any adjustment should give each Participant the same proportion of the equity capital of the Company, rounded to the nearest whole Share, as that to which that Participant was previously entitled prior to such adjustments; (b) for adjustments made pursuant to this Article 9, other than any made on a capitalisation issue, an independent financial adviser or the auditor of the Company must confirm to the Directors in writing that the adjustments satisfy the relevant requirements under Chapter 17 of the Hong Kong Listing Rules; (c) no such adjustments shall be made which would result in a Share being issued at less than its nominal value; and

(d) if the Company conducts a share sub-division or consolidation, the maximum number of Shares that may be issued under the Scheme Limit or the Consultant Sublimit as a percentage of the total number of issued Class A and Class B ordinary shares of the Company at the date immediately before and after such consolidation or subdivision shall be the same, rounded to the nearest whole share. Any adjustments for the purposes of this Section 9.1, to the extent not otherwise determined by the Committee (subject to compliance with the requirements of Applicable Laws), shall be made in accordance with the Hong Kong Listing Rules.

9.2

Outstanding Awards — Corporate Transactions. Except as provided otherwise in an individual Award Agreement or any other written agreement entered into by and between the Company and a Participant, in the event of a Corporate Transaction:

(a)

If the Award is either (i) assumed by the successor entity or Parent thereof or replaced with a comparable Award (as determined by the Committee) with respect to shares of the capital stock of the successor entity or Parent thereof or (ii) replaced with a cash incentive program of the successor entity which preserves the compensation element of such Award existing at the time of the Corporate Transaction and provides for subsequent payout in accordance with the same vesting schedule applicable to such Award, then such Award (if assumed), the replacement Award (if replaced), or the cash incentive program automatically shall become fully vested, exercisable and payable and be released from any restrictions on transfer (other than transfer restrictions applicable to Options) and repurchase or forfeiture rights, immediately upon termination of the Participant’s employment or service with all members of the Group within twelve (12) months of the Corporate Transaction without cause or voluntarily by the Participant for Good Reason.

(b)

If a Participant’s Awards are not converted, assumed, or replaced by a successor, as described in clause (a) above, such Awards shall become fully exercisable and all forfeiture restrictions on such Awards shall lapse immediately prior to the specified effective date of such Corporate Transaction, provided that the Participant remains an Eligible Participant on the effective date of the Corporate Transaction.

(c)

Notwithstanding clause (a) or clause (b) above, upon an occurrence of a Corporate Transaction set forth in Sections 2.10(d) and 2.10(e), a Participant’s Awards shall become fully exercisable and the forfeiture restrictions with respect to such amount shall lapse.

(d)

Upon, or in anticipation of, a Corporate Transaction, the Committee may in its sole discretion provide for (i) any and all Awards outstanding hereunder to terminate at a specific time in the future and shall give each Participant the right to exercise such Awards during a period of time as the Committee shall determine, (ii) either the purchase of any Award for an amount of cash equal to the amount that could have been attained upon the exercise of such Award or realization of the Participant’s rights had such Award been currently exercisable or payable or fully vested (and, for the avoidance of doubt, if as of such date the Committee determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without payment), (iii) the replacement of such Award with other rights or property selected by the Committee in its sole discretion or the assumption of or substitution of such Award by the successor or surviving corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of Shares and prices, or (iv) provide for payment of Awards in cash based on the value of Shares on the date of the Corporate Transaction plus reasonable interest on the Award through the date such Award would otherwise be vested or have been paid in accordance with its original terms, if necessary to comply with Section 409A of the Code.

9.3

Outstanding Awards — Other Changes. In the event of any other change in the capitalization of the Company or corporate change other than those specifically referred to in this Article 9, the Committee may, in its absolute discretion, make such adjustments in the number and class of shares subject to Awards outstanding on the date on which such change occurs and in the per share grant or exercise price of each Award as the Committee may consider appropriate to prevent dilution or enlargement of rights.

9.4

No Other Rights. Except as expressly provided in the Plan, no Participant shall have any rights by reason of any subdivision or consolidation of shares of any class, the payment of any dividend, any increase or decrease in the number of shares of any class or any dissolution, liquidation, merger, or consolidation of the Company or any other corporation. Except as expressly provided in the Plan or pursuant to action of the Committee under the Plan, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of shares subject to an Award or the grant or exercise price of any Award.

ARTICLE 10

ADMINISTRATION

10.1

Committee. The Plan shall be administered by the Compensation Committee of the Board; provided, however that the Compensation Committee may delegate to a committee of one or more members of the Board the authority to grant or amend Awards to Participants other than Independent Directors and executive officers of the Company. The Committee shall consist of at least two individuals, each of whom qualifies as a non-employee director within the meaning of Rule 16b-3(b)(3) under the Exchange Act. Reference to the Committee shall refer to the Board if the Compensation Committee has not been established or ceases to exist and the Board does not appoint a successor Committee. Notwithstanding the foregoing, the full Board, acting by majority of its members in office shall conduct the general administration of the Plan if required by Applicable Laws, and with respect to Awards granted to Independent Directors and for purposes of such Awards the term “Committee” as used in the Plan shall be deemed to refer to the Board.

10.2

Action by the Committee. A majority of the Committee shall constitute a quorum. The acts of a majority of the members present at any meeting at which a quorum is present, and acts approved in writing by a majority of the Committee in lieu of a meeting, shall be deemed the acts of the Committee. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Subsidiary, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

10.3	Authority of Committee. Subject to any specific designation in the Plan, the Committee has the exclusive power, authority and discretion to:

(a)	Designate Eligible Participants to receive Awards;

(b)	Determine the type or types of Awards to be granted to each Eligible Participant;

(c)	Determine the number of Awards to be granted and the number of Shares to which an Award will relate;

(d)

Determine the terms and conditions of any Award granted pursuant to the Plan, including, but not limited to, the exercise price, grant price, or purchase price, any restrictions or limitations on the Award, any schedule for lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, any provisions related to non-competition and recapture of gain on an Award, based in each case on such considerations as the Committee in its sole discretion determines;

(e)

Determine whether, to what extent, and pursuant to what circumstances an Award may be settled in, or the exercise price of an Award may be paid in, cash, Shares, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered (whether or not in exchange for another Award or combination of Awards);

(f)	Prescribe the form of each Award Agreement, which need not be identical for each Participant;

(g)	Decide all other matters that must be determined in connection with an Award;

(h)	Establish, adopt, or revise any rules and regulations as it may deem necessary or advisable to administer the Plan;

(i)	Interpret the terms of, and any matter arising pursuant to, the Plan or any Award Agreement; and

(j)	Make all other decisions and determinations that may be required pursuant to the Plan or as the Committee deems necessary or advisable to administer the Plan.

10.4

Decisions Binding. The Committee’s interpretation of the Plan, any Awards granted pursuant to the Plan, any Award Agreement and all decisions and determinations by the Committee with respect to the Plan are final, binding, and conclusive on all parties.

ARTICLE 11

EFFECTIVE AND EXPIRATION DATE

11.1	Effective Date. The Plan will be effective as of the date on which the Company becomes a primary listed issuer on the Hong Kong Stock Exchange (the “Effective Date”).

11.2

Expiration Date. The Plan will expire on, and no Award may be granted pursuant to the Plan after, the tenth (10th) anniversary of the Effective Date. Any Awards that are outstanding on the tenth anniversary of the Effective Date shall remain in force according to the terms of the Plan and the applicable Award Agreement.

ARTICLE 12

AMENDMENT, MODIFICATION, AND TERMINATION

12.1

Amendment, Modification, And Termination. The Board may at any time amend, suspend or terminate the Plan; provided, however, that no such amendment shall be made in contravention of Chapter 17 of the Hong Kong Listing Rules or without the approval of the Company’s shareholders to the extent such approval is required by Applicable Laws, which includes: (i) a refreshment of the Scheme Limit and/or the Consultant Sublimit in accordance with and as required under Rule 17.03C of the Hong Kong Listing Rules (the Company may refresh either of the Scheme Limit and/or the Consultant Sublimit: (A) from the later of three years after the Effective Date or three years after the date of the previous shareholder approval for refreshment, with the prior approval of shareholders in general meeting by way of ordinary resolution; or (B) at any time, with the prior approval of the shareholders in general meeting and subject to compliance with any additional requirements set out in the Hong Kong Listing Rules; and in the event of a refreshment within any three year period, any controlling shareholders and their associates must abstain from voting in favor of the relevant resolution); (ii) an alteration to the terms of the Plan which are of a material nature and any alteration to the provisions relating to the matters set out in Rule 17.03 of the Hong Kong Listing Rules to the advantage of participants; and (iii) any change to the authority of the Directors or the Committee to alter the terms of the Plan. Any alteration to the terms of any Award the grant of which was subject to the approval of a particular body (such as the Board or any committee thereof, the independent non-executive Directors of the Company, or the shareholders of the Company in general meeting) shall be subject to approval by that same body, provided that this requirement does not apply where the relevant alteration takes effect automatically under the Plan.

12.2

Awards Previously Granted. Except with respect to amendments made pursuant to Section 13.15, no termination, amendment, or modification of the Plan shall adversely affect in any material way any Award previously granted pursuant to the Plan without the prior written consent of the Participant.

ARTICLE 13

GENERAL PROVISIONS

13.1

No Rights to Awards. No Participant, employee, or other person shall have any claim to be granted any Award pursuant to the Plan, and neither the Company nor the Committee is obligated to treat Participants, employees, and other persons uniformly.

13.2

No Shareholders Rights. Unvested Awards do not carry any right to vote at general meetings of the Company, nor any right to dividends or declarations, transfer or other rights (including those arising on a liquidation of the Company). No Participant shall enjoy any of the rights of a Shareholder by virtue of the grant of an Award unless and until the Shares or ADSs underlying the Award are issued or transferred to the Participant pursuant to the vesting and exercise (if applicable) of such Award.

13.3

Taxes. No Shares shall be delivered under the Plan to any Participant until such Participant has made arrangements acceptable to the Committee for the satisfaction of any income and employment tax withholding obligations under Applicable Laws. The Company or any Subsidiary shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy all applicable taxes (including the Participant’s payroll tax obligations) required or permitted by law to be withheld with respect to any taxable event concerning a Participant arising as a result of this Plan. The Committee may in its discretion and in satisfaction of the foregoing requirement allow a Participant to elect to have the Company withhold Shares otherwise issuable under an Award (or allow the return of Shares) having a Fair Market Value equal to the sums required to be withheld. Notwithstanding any other provision of the Plan, the number of Shares which may be withheld with respect to the issuance, vesting, exercise or payment of any Award (or which may be repurchased from the Participant of such Award after such Shares were acquired by the Participant from the Company) in order to satisfy all of the Participant’s income and payroll tax liabilities with respect to the issuance, vesting, exercise or payment of the Award shall, unless specifically approved by the Committee, be limited to the number of Shares which have a Fair Market Value on the date of withholding or repurchase equal to the aggregate amount of such liabilities based on the minimum statutory income and payroll tax withholding rates that are applicable to such supplemental taxable income under Applicable Laws.

13.4

No Right to Employment or Services. Nothing in the Plan or any Award Agreement shall interfere with or limit in any way the right of the Group to terminate any Participant’s employment or services at any time, nor confer upon any Participant any right to continue in the employ or service of any Group member.

13.5

Effect of Plan upon Other Compensation Plans. The adoption of the Plan shall not affect any other compensation or incentive plans in effect for any Group member. Nothing in the Plan shall be construed to limit the right of any Group member: (a) to establish any other forms of incentives or compensation for Eligible Participants, or (b) to grant or assume options or other rights or awards otherwise than under the Plan in connection with any proper corporate purpose including without limitation, the grant or assumption of options in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, partnership, limited liability company, firm or association.

13.6

Unfunded Status of Awards. The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give the Participant any rights that are greater than those of a general creditor of the Company or any Subsidiary.

13.7

Indemnification. To the extent allowable pursuant to applicable law, each member of the Committee or of the Board shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her; provided that he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Company’s Memorandum of Association and Articles of Association, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

13.8

Relationship to other Benefits. No payment pursuant to the Plan shall be taken into account in determining any benefits pursuant to any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

13.9	Expenses. The expenses of administering the Plan shall be borne by the Company and its Subsidiaries.

13.10

Titles and Headings. The titles and headings of the Sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

13.11

Fractional Shares. No fractional Share shall be issued and the Committee shall determine, in its discretion, whether cash shall be given in lieu of fractional shares or whether such fractional shares shall be eliminated by rounding up or down as appropriate.

13.12

Government and Other Regulations. The obligation of the Company to make payment of awards in Shares or otherwise shall be subject to all Applicable Laws and to such approvals by government agencies as may be required. The Company shall be under no obligation to register any of the Shares paid pursuant to the Plan under the Securities Act or any other similar law in any applicable jurisdiction. If the Shares paid pursuant to the Plan may in certain circumstances be exempt from registration pursuant to the Securities Act or other Applicable Laws, the Company may restrict the transfer of such Shares in such manner as it deems advisable to ensure the availability of any such exemption.

13.13	Governing Law. The Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the Cayman Islands.

13.14

Section 409A. To the extent that the Committee determines that any Award granted under the Plan is or may become subject to Section 409A of the Code, the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A of the Code. To the extent applicable, the Plan and the Award Agreements shall be interpreted in accordance with Section 409A of the Code and the U.S. Department of Treasury regulations and other interpretative guidance issued thereunder, including without limitation any such regulation or other guidance that may be issued after the Effective Date. Notwithstanding any provision of the Plan to the contrary, in the event that following the Effective Date the Committee determines that any Award may be subject to Section 409A of the Code and related U.S. Department of Treasury guidance (including such U.S. Department of Treasury guidance as may be issued after the Effective Date), the Committee may adopt such amendments to the Plan and the applicable Award agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Committee determines is necessary or appropriate to (a) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Section 409A of the Code and related U.S. Department of Treasury guidance.

13.15

Appendices. The Committee may approve such supplements, amendments or appendices to the Plan as it may consider necessary or appropriate for purposes of compliance with applicable laws or otherwise and such supplements, amendments or appendices shall be considered a part of the Plan; provided, however, that no such supplements shall increase the share limitations contained in Section 3.1 of the Plan.

* * * * *